Viseon Completes $4.2 Million Private Placement

Dallas - Viseon, Inc. (OTCBB: VSNI), a global developer of broadband personal video communications solutions, today announced that it sold a new series of convertible preferred stock and warrants in a private placement transaction resulting in gross proceeds to the Company of $4,225,000, prior to offering expenses. Additionally, in separate transactions, the Company converted all of its preexisting secured indebtedness to equity.

Several institutional and accredited individual investors purchased 169 units for $25,000 each. A unit is comprised of one share of the Company's recently created Series A Convertible Preferred Stock, one five-year warrant to purchase 12,500 shares of common stock for $1.08 per share and one five-year warrant to purchase 12,500 shares of common stock for $1.26 per share. Each share of the preferred stock is convertible into 25,000 shares of common stock. Holders of the preferred stock are entitled to dividends at the rate of 10% per annum payable quarterly in either cash or common stock. The Company's placement agent was granted a five-year warrant to purchase 633,750 shares of common stock at a purchase price of $1.00 per share. The placement agent also received a placement fee of $422,500.

The preferred stock is convertible into common stock at the holders' option. The preferred stock may be automatically converted if certain trading volume and closing price targets on the Company's common stock are met. In addition, the Company has the right to redeem the warrants issued to investors and the placement agent at $.10 per warrant share if certain trading volume and closing price targets on the Company's common stock are met.

In a simultaneous transaction, the Company's convertible secured senior notes and convertible secured subordinated notes issued in 2002 and 2003, in the aggregate amount of $1,254,726 including interest, were converted into 4,182,422 shares of common stock. The Company was required to pay all accrued interest and the principal balance of matured notes no later than March 31, 2004. The conversion fulfilled all obligations of the Company with respect to its convertible notes and satisfied, in full, all convertible debt.

The Securities sold in this private placement or issued in connection with the debt conversion have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

About Viseon

Viseon has been developing, manufacturing and patenting video communication technologies for use by corporations, universities and government agencies since 1994. Its products have been sold under various brand names around the world including Philips, Canon, VTEL and Gentner. Viseon recently announced a strategy to deliver TV-quality broadband videophones to consumers and businesses directly and through relationships with broadband providers. Viseon currently owns U.S. patent numbers 5,802,281, 6,073,192, 6,397,275, 6,519,662 and number 6,654,825.
Viseon has also been notified of the allowance of additional patents in Europe and the U.S. and has additional patents pending.


Contact
8445 Freeport Parkway
Suite 245
Dallas, Texas  75063
www.viseon.com

mbrownlee@viseon.com
972-906-6300


FORWARD-LOOKING INFORMATION
Information in this news release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability to secure and satisfy customers, the availability and cost of materials from suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time as set forth in applicable SEC filings.